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                                                                    EXHIBIT 99.1

             LETTER TO THE COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                            Payless ShoeSource, Inc.
                              3231 SE Sixth Avenue
                              Topeka, Kansas 66607

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.20549

Ladies and Gentlemen:

Pursuant to temporary note 3T, Payless ShoeSource, Inc. has obtained a letter of representation from Arthur Andersen stating that the February 2, 2002 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Very truly yours,

PALYESS SHOESOURCE, INC.

By   /s/ Ullrich E. Porzig
     Senior Vice President, Chief Financial Officer
     and Treasurer